UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 13, 2008 (June 12, 2008)

CHINA WATER AND DRINKS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52812	20-2304161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 607, 6/F Concordia Plaza, 1 Science Museum Road, Tsmshatsui East, Kowloon, Hong Kong, People’s Republic of China
(Address of Principal Executive Offices) (Zip Code)

852-26202518
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends the Current Report on Form 8-K of China Water and Drinks Inc. (the “Company”) filed with the Securities and Exchange Commission on June 16, 2008 to report an amendment and restatement to the Share Purchase Agreement dated June 12, 2008 (the “SPA”) described therein. The Company entered into the SPA in connection with its acquisition of Guangzhou Grand Canyon Distilled Water Co., Ltd., a Sino-Foreign Joint Venture which operates a bottled water manufacturing business in the Peoples’ Republic of China (“Grand Canyon”). The parties to the SPA have modified the structure of the acquisition transaction in order to optimize the tax treatment of the transaction for the parties and have amended and restated the SPA in its entirety accordingly.

The primary change to the transaction structure is the interposition of a top tier holding company as the ultimate parent of Grand Canyon and the acquisition by the Company of all of the issued and outstanding equity of such ultimate parent. Notwithstanding the modified transaction structure, the Company’s acquisition of 67% of relevant operating company, Grand Canyon, has not changed.

Item 1.01.	Entry into a Material Definitive Agreement

As previously reported, the Company entered into the SPA on June 12, 2008 with Mr. Li Sui Poon, a Hong Kong resident (“Mr. Li”), pursuant to which the Company acquired an indirect 67% ownership in Grand Canyon by acquiring from Mr. Li 100% of his equity interest in Prosper Focus Enterprise Limited (“Prosper Focus”), the direct parent company of Grand Canyon.

Effective as of June 12, 2008, the Company and Mr. Li entered into an amended and restated Share Purchase Agreement (“Amendment”) amending primarily the provisions of the SPA relating to the modified transaction structure. In connection with the Amendment, Mr. Li transferred his 100% ownership interest in Prosper Focus to Favor Start Investments Limited (“Favor Start”), a company which is duly incorporated and validly existing under the laws of the British Virgin Islands (“BVI”) and which is 100% owned by Mr. Li. As a result of Mr. Li’s transfer of his shares of Prosper Focus to Favor Start, Favor Start became the 100% owner of Prosper Focus which in turn owns a 67% equity interest in Grand Canyon.

Under the terms of the Amendment, the Company purchased from Mr. Li 100% of the issued and outstanding equity interests in Favor Start thereby becoming the indirect 100% owner of Prosper Focus and the indirect 67% owner of Grand Canyon.

The material terms of the Amendment are set forth below under Item 2.01

Item 2.01.	Completion of Acquisition or Disposition of Assets

Effective June 16, 2008, the Company acquired all of the outstanding shares of Favor Start from Mr. Li, and thereby indirectly acquired a 100% equity ownership interest in Prosper Focus and a sixty-seven percent (67%) equity interest in Prosper Focus’ subsidiary, Grand Canyon. No prior material relationship existed between Mr. Li and the Company, any of its affiliates, or any of its directors or officers.

The purchase price to be paid by the Company for the shares of Favor Start is USD$19,100,000.00 (subject to potential adjustments based on the financial results contained in the Audit Reports described below).

The purchase price is payable in the following installments: (i) an initial cash deposit in the amount of USD$10,205,128.20 was paid by the Company to Mr. Li in connection with the acquisition; (ii) a second cash payment in the amount of USD$6,984,871.80 is due upon closing; and (iii) the remaining 10% of the purchase price, USD$19,100,000.00 will be payable by the Company to Mr. Li within 10 business days after the filing of the Company’s annual report for the fiscal year ended December 31, 2009, if (x) the net income of Grand Canyon for its fiscal year ended December 31, 2008 and December 31, 2009 meets certain net income thresholds set forth in section 3.2(d) of the Amendment and (y) there is no material restatement to the 2007 audit reports of Grand Canyon prepared in accordance with U.S. generally accepted accounting principles (the “Audit Reports”).

The Amendment contains customary representations and warranties regarding Favor Start, Prosper Focus or Grand Canyon, including specific representations and warranties regarding the financial condition and operations of Grand Canyon. The closing of the acquisition of the shares pursuant to the Agreement is subject to customary closing conditions, such as the completion of due diligence by the Company, receipt of all third party and governmental consents and authorizations and the absence of a material adverse change affecting either Favor Start, Prosper Focus or Grand Canyon. In addition, the Board of Directors of Favor Start, Prosper Focus and Grand Canyon will be re-constituted to include members of the Board of Directors who designated and appointed by the Company.

Under the terms of the Amendment, the Seller has agreed to indemnify the Company for its damages, if any, resulting from a breach of the covenants, representations and warranties of Favor Start, Grand Canyon, Prosper Focus and/or the Seller.

(d) Exhibit

The following exhibits are filed with this Form 8-K/A.

Exhibit No.	Description
2.1	Amended and Restated Share Purchase Agreement, dated as of June 12, 2008 between China Water & Drinks Inc., and Li Sui Poon.

99.1
Please refer to exhibit 99.1 of the Share Purchase Agreement dated as of June 12, 2008 and filed with the Securities Exchange Commission on June 16, 2008, for the financial statements of Grand Canyon and the pro forma financial information for China Water & Drinks Inc. and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8K/A to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: 31 July, 2008

CHINA WATER & DRINKS INC.

By:	/s/ Xu Hong Bin
Name: Xu Hong Bin
Title: President

Exhibit Index

Exhibit No.	Description
2.1	Amended and Restated Share Purchase Agreement, dated as of June 12, 2008 between the Company and Li Sui Poon.

99.1
Please refer to exhibit 99.1 of the Share Purchase Agreement dated as of June 12, 2008 and filed with the Securities Exchange Commission on June 16, 2008, for the financial statements of Grand Canyon and the pro forma financial information for China Water & Drinks Inc. and its subsidiaries.